Exhibit 99.1

News from AEP

AEP Reports First-Quarter 2026 Earnings, Reaffirms Guidance and Increases Five-Year Capital Plan
•First-quarter 2026 GAAP earnings of $1.61 per share; operating earnings of $1.64 per share
•AEP reaffirms full-year 2026 operating earnings guidance of $6.15 to $6.45 per share
•New load additions expand to 63 gigawatts by 2030
•Cost offsets for existing customers of up to $16 billion driven by signed customer agreements
•Accelerating demand drives five-year capital plan to $78 billion, with line of sight to over $10 billion in additional investment anticipated
•New capital plan additions of $6 billion raise the expected operating earnings CAGR to greater than 9% through 2030
COLUMBUS, Ohio, May 5, 2026 - American Electric Power (Nasdaq: AEP) today reported first-quarter 2026 GAAP earnings of $874 million or $1.61 per share, compared with GAAP earnings of $800 million or $1.50 per share in first-quarter 2025. Operating earnings for first-quarter 2026 were $891 million or $1.64 per share, compared with operating earnings of $823 million or $1.54 per share in first-quarter 2025. See the detailed GAAP to operating earnings reconciliation at the end of this press release. AEP reaffirms its 2026 operating earnings guidance of $6.15 to $6.45 per share and its annual operating earnings growth rate of 7% to 9% through 2030, with an expected operating earnings compound annual growth rate (CAGR) of greater than 9%.
Strong Demand Growth Drives Additional Capital Investment
This quarter’s results reflect continued disciplined execution and strong demand growth across AEP’s service territory. Following 7 gigawatts (GW) of new load agreements signed during the first quarter, primarily in Ohio and Texas, AEP’s incremental load is expected to grow to 63 GW by 2030. The new load is backed by signed agreements with well-capitalized industrial customers, hyperscalers and data center developers.
Growth in AEP Texas accounts for 41 GW of new load commitments. The rollout of Texas Senate Bill 6 this summer is expected to enhance certainty around interconnection timing for the incremental load growth. AEP is committed to building the necessary transmission and distribution infrastructure in Texas; however, timing is highly dependent on the needed generation to support the load, which is supplied by others.
AEP continues to experience robust system demand in key growth states including Indiana, Ohio, Oklahoma and Texas. To support this continued growth, AEP increased its five-year capital plan to $78 billion, up from $72 billion, driven by newly approved transmission investments in PJM and SPP and new natural gas-fired generation in Indiana that are expected to come online later in the five-year period ending in 2030. AEP expects the expanded capital plan to generate nearly 11% annual rate-base growth and an operating earnings CAGR above 9% through 2030.

AEP has additional significant transmission and generation project opportunities beyond the new $78 billion capital plan. This includes line of sight to over $10 billion in investment potential through Ohio’s Piketon transmission project, the fuel cell installation in Wyoming and additional generation in many of the states AEP serves. When the capital plan is updated in the third quarter to include 2031 opportunities, it is expected to capture accelerating demand growth and incorporate incremental, long-term investments.
“AEP is executing on our strategic plan at an exceptionally high level during a time of unprecedented opportunity for our industry while keeping an intense focus on affordability,” said Bill Fehrman, AEP chairman, president and chief executive officer. “We are seeing substantial demand growth across our footprint, particularly from data centers and other large load customers. We are intensely focused on delivering reliability and long-term value for our customers and stakeholders.”
Transmission Growth Continues to Accelerate
AEP’s transmission network remains a key competitive advantage and is the largest in the United States. The company owns and operates more than 2,100 miles of 765-kilovolt (kV) transmission lines and brings more than 60 years of experience designing, building and operating ultra-high-voltage infrastructure.
During the first quarter, AEP was awarded new 765-kV transmission projects across SPP and PJM. Total transmission investment is now expected to be $33 billion, representing 42% of the five-year capital plan.
In SPP, AEP plans to build 315 miles of 765-kV lines and additional projects in Oklahoma and Louisiana. In PJM, AEP subsidiaries were awarded the construction of approximately 330 miles of predominantly 765-kV lines in Ohio and Indiana. AEP was also selected for a nearly 200-mile 765-kV project in MISO, expanding the company’s competitive footprint into Wisconsin.
Affordability and Regulatory Progress
As load growth increases, AEP remains focused on maintaining affordability for residential customers. The company expects up to $16 billion in cost offsets for existing customers realized over the life of the large load contracts.
AEP also continues to leverage federal tools including grants and loan guarantees to benefit customers. These loans and grants provide meaningful relief to customers, saving nearly $600 million and supporting efforts to strengthen the electric grid.
During the quarter, AEP’s operating companies in Indiana, Ohio, Texas and West Virginia exemplified continued positive regulatory progress through productive commission orders and regulatory filings.
“We understand that affordability is a key concern for customers and policymakers, and AEP is committed to finding creative solutions that address those concerns while helping our customers leverage cost savings tools. AEP’s scale, integrated approach and execution capabilities position us to lead during this period of transformational growth,” Fehrman said. “We are helping to build the nation’s energy backbone while creating opportunities for customers and communities we serve while delivering long-term value for all of our stakeholders.”

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter Ended March 31,
	2025	2026	Variance
Revenue ($ in millions):	5,463	6,020	557
Earnings ($ in millions):
GAAP	800	874	74
Operating (non-GAAP)	823	891	68

EPS ($): (a)
GAAP	1.50	1.61	0.11
Operating (non-GAAP)	1.54	1.64	0.10
(a) EPS is calculated using the weighted average basic common shares outstanding of
533 million and 542 million for the quarters ended March 31, 2025 and 2026, respectively

SUMMARY OF RESULTS BY SEGMENT
$ in millions, unaudited

GAAP Earnings	1Q 25	1Q 26	Variance
Vertically Integrated Utilities (a)	324	462	138
Transmission & Distribution Utilities (b)	165	237	72
AEP Transmission Holdco (c)	235	209	(26)
Generation & Marketing (d)	102	75	(27)
All Other	(26)	(109)	(83)
Total GAAP Earnings	800	874	74

Operating Earnings (non-GAAP)	1Q 25	1Q 26	Variance
Vertically Integrated Utilities (a)	350	464	114
Transmission & Distribution Utilities (b)	192	237	45
AEP Transmission Holdco (c)	235	209	(26)
Generation & Marketing (d)	76	90	14
All Other	(30)	(109)	(79)
Total Operating Earnings (non-GAAP)	823	891	68

A full reconciliation of GAAP earnings to operating earnings is included in tables at the end of this news release.

(a)Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power
Public Service Company of Oklahoma, Southwestern Electric Power Company and Wheeling Power
(b)Includes AEP Ohio and AEP Texas
(c)Includes transmission-only subsidiaries and transmission-only joint ventures
(d)Includes marketing, risk management and retail activities in ERCOT, MISO, PJM and SPP, and competitive generation in PJM

EARNINGS GUIDANCE
AEP management reaffirms its 2026 operating earnings guidance range of $6.15 to $6.45 per share. Operating earnings, which could differ from earnings reported in accordance with GAAP, exclude certain gains and losses and other specified items, including mark-to-market adjustments from commodity hedging activities and other items as set forth in the reconciliation below, that management believes are not indicative of AEP's ongoing performance. AEP management is not able to forecast if any of these items will occur or any amounts that may be reported for future periods. Therefore, AEP is not able to provide a corresponding GAAP equivalent for earnings guidance.
Reflecting certain items recorded through the first quarter, the estimated earnings per share on a GAAP basis would be $6.12 to $6.42 per share. See the table below for a full reconciliation of 2026 earnings guidance.

2026 EPS Guidance Reconciliation

Estimated GAAP EPS Guidance	$6.12	to	$6.42

Mark-to-Market Impact of Commodity Hedging Activities		0.05

Impact of WVPSC Order		(0.07)

Pirkey Plant Disallowance		0.06

Income Tax Effect of Adjustments		(0.01)

Operating EPS Guidance	$6.15	to	$6.45

WEBCAST
AEP’s quarterly discussion with financial analysts and investors will be broadcast live over the internet at 9 a.m. Eastern today at http://www.aep.com/webcasts. The webcast will include audio of the discussion and visuals of charts and graphics referred to by AEP management. The charts and graphics will be available for download at http://www.aep.com/webcasts.
AEP reports its financial results in accordance with GAAP. AEP supplements its reporting of financial information with certain non-GAAP financial measures, such as operating earnings and operating earnings per share. The most comparable GAAP measure to operating earnings and operating earnings per share is GAAP earnings and GAAP earnings per share, respectively.
This information is intended to enhance an investor's overall understanding of period over period financial results and provide an indication of AEP's baseline operating performance by excluding items that are considered by management to be not directly related to the ongoing operations of the business. In addition, this information is among the primary indicators management uses as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting of future periods. These non-GAAP financial measures are not a presentation defined under GAAP and may not be comparable to other companies' presentations. These non-GAAP measures should not be deemed more useful than, a substitute for, or an alternative to the most comparable GAAP measures.

ABOUT AEP
American Electric Power (Nasdaq: AEP) is committed to improving our customers' lives with reliable, affordable power. We plan to invest $78 billion from 2026 through 2030 to enhance service for customers and support the growing energy needs of our communities. Our nearly 18,000 employees operate and maintain the nation's largest electric transmission system with 40,000 line miles, along with more than 252,000 miles of distribution lines to deliver energy to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 32,000 megawatts of diverse owned and contracted generating capacity. We are focused on safety and operational excellence, creating value for our stakeholders and bringing opportunity to our service territory through economic development and community engagement. Our family of companies includes AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, which provides innovative competitive energy solutions nationwide. AEP is headquartered in Columbus, Ohio. For more information, visit aep.com.
WEBSITE DISCLOSURE
AEP may use its website as a distribution channel for material company information. Financial and other important information regarding AEP is routinely posted on and accessible through AEP’s website at https://www.aep.com/investors/. In addition, you may automatically receive email alerts and other information about AEP when you enroll your email address by visiting the “Email Alerts” section at https://www.aep.com/investors/.
---

MEDIA CONTACT:	ANALYSTS CONTACT:
Scott Blake	Darcy Reese
Director, Media Relations	Vice President, Investor Relations
614/716-1938	614/716-2614

FORWARD-LOOKING INFORMATION
This report made by the Registrants contains forward-looking statements, and for the Registrants other than Parent, this report contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements in this document are presented as of the date of this document. Except to the extent required by applicable law, management undertakes no obligation to update or revise any forward-looking statement. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: changes in economic conditions, electric market demand and demographic patterns in AEP’s service territory; the economic impact of increased global conflicts and trade tensions, and the adoption or expansion of economic sanctions, tariffs, trade restrictions or changes in trade policy; inflationary or deflationary interest rate trends; new legislation or regulations adopted in the states in which we operate or federal legislation or regulations adopted that alters the regulatory framework or that prevents the timely recovery of costs and investments; volatility and disruptions in financial markets precipitated by any cause, including fiscal and monetary policy or instability in the banking industry; particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly (a) if expected sources of capital such as proceeds from the sale of tax credits and anticipated securitizations do not materialize or do not materialize at the level anticipated, and (b) during periods when the time lag between incurring costs and recovery is long and the costs are material; changing demand for electricity, including large load contractual commitments; the risks and uncertainties associated with wildfires, including damages caused by wildfires, the extent of each Registrant’s liability in connection with wildfires, investigations and outcomes associated with legal proceedings, demands or similar actions, inability to recover wildfire costs through insurance or through rates and the impact on financial condition and the reputation of each Registrant; the impact of extreme weather conditions, natural disasters and catastrophic events such as storms, hurricanes, wildfires and drought conditions that pose significant risks including potential litigation and the inability to recover significant damages and restoration costs incurred; limitations or restrictions on the amounts and types of insurance available to cover losses that might arise in connection with natural disasters, wildfires or operations; the cost of fuel and its transportation, the creditworthiness and performance of parties who supply and transport fuel and the cost of storing and disposing of used fuel, including coal ash and SNF; the availability of fuel and necessary generation capacity and the performance of generation plants; the ability to recover fuel and other energy costs through regulated or competitive electric rates; the ability to plan for, develop, construct, acquire, or integrate a broad range of generation and energy storage resources, as well as related transmission and distribution infrastructure, including obtaining necessary regulatory approvals, permits, and incentives; complying with cost caps and other regulatory or contractual requirements; and recovering associated costs and earning an appropriate return while meeting reliability, affordability, environmental, and customer‑service obligations; the disruption of AEP’s business operations due to impacts of economic or market conditions, costs of compliance with potential government regulations, electricity usage, supply chain issues, customers, service providers, vendors and suppliers caused by natural disasters or other events; construction and development risks associated with the completion of the 2026-2030 capital investment plan, including shortages or delays in labor, materials, equipment or parts; prolonged or recurring U.S. federal government shutdowns could adversely affect AEP’s operations, regulatory approvals, financial performance and could cause volatility in the capital markets which may interrupt our access to capital; new legislation, litigation or government regulation, including changes to tax laws and regulations, oversight of nuclear generation, evolving environmental standards, energy commodity trading and new or modified requirements related to emissions of sulfur, nitrogen, mercury, carbon, soot or PM and other substances that could impact the continued operation, cost recovery and/or profitability of generation plants and related assets; the impact of tax legislation or associated Department of Treasury guidance, including potential changes to existing tax incentives, on capital plans, results of operations, financial condition, cash flows or credit ratings; the risks before, during and after generation of electricity associated with the fuels used or the by-products and wastes of such fuels, including coal ash and SNF; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation or regulatory proceedings or investigations; the ability to efficiently manage and recover operation, maintenance and development project costs; prices and demand for power generated and sold in wholesale markets; changes in technology, including new, developing, alternative or distributed sources of generation and energy storage; the ability to recover through rates any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for coal and other energy-related commodities, particularly changes in the price of natural gas; the impact of changing expectations and demands of customers, regulators, investors and stakeholders, including development, adoption, and use of AI by us, our customers and our third party vendors and evolving expectations related to sustainability; customer affordability considerations may impact regulatory recovery outcomes and future rate design; changes in utility regulation, policies, methodologies for evaluating and approving load interconnection, and the allocation of costs within RTOs including ERCOT, PJM and SPP and the impacts of potential market changes within those RTOs; changes in the creditworthiness of the counterparties with contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in ratings impacting the cost of debt; geopolitical developments continue to create uncertainty in global energy markets and have contributed to increased volatility in fuel supply and pricing. Shifts in global market conditions and broader supply-chain pressures may influence natural gas prices, power-generation economics and customer demand patterns; the impact of volatility in the capital markets on the value of the investments held by the pension, OPEB and nuclear decommissioning trust funds and a captive insurance entity and the impact of such volatility on future funding requirements; accounting standards periodically issued by accounting standard-setting bodies; the ability to successfully defend against cybersecurity threats; other risks and unforeseen events, including wars and military conflicts, the effects of terrorism (including increased security costs), embargoes, labor strikes impacting material supply chains, global information technology disruptions and other catastrophic events; the ability to attract and retain the requisite work force and key personnel, including senior management.

American Electric Power

Financial Results for the First Quarter of 2026
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2026
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS (a)
		($ in millions, unaudited)

GAAP Earnings (Loss)	(b)	462	237	209	75	(109)	874	$1.61

Adjustments to GAAP Earnings
Mark-to-Market Impact of Commodity Hedging Activities	(c)	7	—	—	19	—	26	0.05
Impact of WVPSC Order	(d)	(35)	—	—	—	—	(35)	(0.07)
Pirkey Plant Disallowance	(e)	31	—	—	—	—	31	0.06
Income Tax Effect of Adjustments	(f)	(1)	—	—	(4)	—	(5)	(0.01)
Total Adjustments		2	—	—	15	—	17	$0.03

Operating Earnings (Loss) (non-GAAP)		464	237	209	90	(109)	891	$1.64

(a)EPS is calculated using the weighted average basic common shares outstanding
(b)Represents the earnings (loss) attributable to common shareholders
(c)Represents the mark‑to‑market impact of economic hedging activities which are excluded to align with the recognition of the underlying hedged exposures
(d)Represents the impact of the WVPSC order related to the 2024 Modified Rate Base Cost surcharge update filing. These amounts represent the deferral of costs incurred in prior periods and are not indicative of the Company’s baseline operating performance in the current year
(e)Represents the impact of the probable partial disallowance of the Pirkey Plant net book value in the 2025 Texas Base Rate Case. This disallowance is related to expectations related to the outcome of a pending case and is not indicative of the Company’s baseline operating performance in the current year
(f)Tax effect is calculated using the statutory tax rate unless otherwise noted

Financial Results for the First Quarter of 2025
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2025
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS (a)
		($ in millions, unaudited)

GAAP Earnings (Loss)	(b)	324	165	235	102	(26)	800	$1.50

Adjustments to GAAP Earnings	(c)
Mark-to-Market Impact of Commodity Hedging Activities	(d)	26	—	—	(40)	—	(14)	(0.03)
Sale of AEP Onsite Partners	(e)	—	—	—	14	(4)	10	0.02
Impact of Ohio Legislation	(f)	—	27	—	—	—	27	0.05
Total Adjustments		26	27	—	(26)	(4)	23	0.04

Operating Earnings (Loss) (non-GAAP)		350	192	235	76	(30)	823	$1.54

(a)EPS is calculated using the weighted average basic common shares outstanding
(b)Represents the earnings (loss) attributable to common shareholders
(c)Excluding tax related adjustments, all items presented in the table are tax adjusted at the statutory rate unless otherwise noted
(d)Represents the mark‑to‑market impact of economic hedging activities which are excluded to align with the recognition of the underlying hedged exposures
(e)Represents an adjustment to the estimated loss on sale of AEP OnSite Partners as a result of the contractual working capital true-up
(f)Represents the estimated reduction in regulatory assets for OVEC-related purchased power costs as a result of approved legislation in Ohio

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31,
ENERGY & DELIVERY SUMMARY	2025	2026	Variance
	(in millions of KWh)
Vertically Integrated Utilities
Retail:
Residential	9,404	8,873	(5.6)%
Commercial	5,896	6,827	15.8%
Industrial	8,101	7,998	(1.3)%
Miscellaneous	533	534	0.2%
Total Retail	23,934	24,232	1.2%

Wholesale (a)	4,791	3,545	(26.0)%

Total KWhs	28,725	27,777	(3.3)%

Transmission & Distribution Utilities
Retail:
Residential	7,011	6,532	(6.8)%
Commercial	9,588	12,777	33.3%
Industrial	6,756	6,872	1.7%
Miscellaneous	172	166	(3.5)%
Total Retail (b)	23,527	26,347	12.0%

Wholesale (c)	667	643	(3.6)%

Total KWhs	24,194	26,990	11.6%

(a)Includes off-system sales, municipalities and cooperatives, unit power and other wholesale customers
(b)Represents energy delivered to distribution customers
(c)Primarily Ohio’s contractually obligated purchases of OVEC power sold to PJM